Exhibit 99.n.3.b

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Allied Capital Corporation:

We consent to the use of our report dated February 17, 2004, with respect to the senior securities table of Allied Capital Corporation as of December 31, 2003, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the registration statement.

/s/ KPMG LLP

Washington, D.C.
September 14, 2004